Exhibit 10.15

Garry McHenry

1919 NE 19th Street suite 302

Ft Lauderdale, Florida 33311

June 7th 2019

To Board of Directors,

As of June 7th 2019 1 here by resign my position with MCTC Holdings, Inc. (the "company")•

This resignation is not the result of any disagreement with the Company on any matter relating to the Company's operation, policies or practices.

Respectfully,

/s/ Garry McHenry

Garry McHenry